Exhibit 99.1

March 6, 2019

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS FISCAL 2019 FIRST QUARTER RESULTS

Company remains on track for organic top-line growth, improved profitability and operating cash flows in fiscal

2019; Company reiterates fiscal year 2019 guidance

•	Net sales of $518.7 million grew 0.7 percent compared to the prior year quarter

•	First quarter net loss of $14.6 million and operating loss of $11.2 million

•	First quarter Adjusted EBITDA[1] of $12.3 million and Adjusted Net Loss[1] of $2.9 million

•	First quarter net cash used in operating activities was $39.4 million compared to $72.4 million in the prior year quarter, a 45.6 percent improvement

•	Total backlog increased to $1.4 billion as of January 31, 2019

•	Announced a new $106 million five-year contract with the City of Chicago to provide multiple E-ONE fire apparatus including pumpers, aerials and platforms

•

Company reaffirms full year expectation for net sales of $2.4 to $2.6 billion, net income of $43 to $63 million, Adjusted Net Income of $66 to $84 million, Adjusted EBITDA of $150 to $170 million, and net cash provided by operating activities of $110 to $130 million

Milwaukee, Wis. — (BUSINESS WIRE) — REV Group, Inc. (NYSE: REVG) today reported results for the three months ended January 31, 2019 (“first quarter 2019”). Consolidated net sales in the first quarter 2019 were $518.7 million, representing growth of 0.7 percent over the three months ended January 31, 2018 (“first quarter 2018”). The increase in consolidated net sales was driven by continued sales growth in both the Commercial and Recreation segments, which was partially offset by lower net sales in the Fire & Emergency segment.

“Results for the first quarter of fiscal 2019 came in generally as expected. As we mentioned last quarter, the beginning of fiscal year 2019 would include a reset of our operations and production cadence as a result of the many supply headwinds we faced in fiscal 2018. In addition, we experienced order growth across most of our product categories during the first quarter translating into sequentially higher backlog levels and setting us up well for the remainder of the year,” said Tim Sullivan, CEO REV Group, Inc. “As a result of our focus on net working capital management we drove stronger year-over-year cash flow results. I am proud of our team’s ability to effectively manage through several short-term issues and I believe that most of those are now behind us. We continue to expect a successful return to organic top-line growth and improved profitability in fiscal 2019 and we remain on track to meet our full year objectives.”

The Company’s first quarter 2019 net loss was $14.6 million, or $0.23 per diluted share, compared to net income of $9.4 million, or $0.14 per diluted share, in the first quarter of 2018. Adjusted Net Loss for the first quarter 2019 was $2.9 million, or $0.05 per diluted share, compared to Adjusted Net Income of $9.8 million, or $0.15 per diluted share, in the first quarter 2018. Adjusted EBITDA in the first quarter 2019 was $12.3 million, compared to $21.3 million in the first quarter 2018. The decline in Net Income, Adjusted Net Income and Adjusted EBITDA during the quarter was driven by lower sales within the normally higher margin Fire & Emergency segment partially offset by growth in both the Commercial and Recreation segments.

[1]	REV Group, Inc. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release.

REV Group First Quarter Segment Highlights

Fire & Emergency Segment

Fire & Emergency (“F&E”) segment net sales were $204.1 million for the first quarter 2019, a decrease of $11.2 million, or 5.2 percent, from $215.3 million for the first quarter 2018. The decrease in F&E sales was driven by the timing of fire and ambulance shipments due to the residual effects of supply chain challenges and resulting production inefficiencies that we continued to work though during the quarter. Our operations slowed their manufacturing production rates to allow for chassis and material lead times to catch up to production and our fire operations made progress recovering from the labor inefficiencies that impacted productivity late last year. F&E backlog at the end of the first quarter 2019 was up 4.3 percent to $738.2 million compared to $707.5 million at the end of fiscal year 2018.

First quarter 2019 F&E segment Adjusted EBITDA declined to $8.4 million, compared to $18.2 million in the first quarter 2018 due to lower sales volumes and the residual impact of higher labor and material costs. First quarter 2019 F&E Adjusted EBITDA margin was 4.1 percent of net sales, compared to 8.5 percent in the first quarter 2018.

“While our F&E operating results were lower year-over-year, we made significant progress throughout the quarter to align our supply chain and manufacturing operations and to increase our production capacity in fire,” remarked Mr. Sullivan. “For example, we recently implemented a second shift in two of our production lines to facilitate increases in fire deliveries in subsequent quarters and have made a number of other adjustments to adapt to the current supply chain environment. Additionally, we are excited about our recently awarded five-year contract with the City of Chicago for E-ONE fire apparatus including pumpers, aerials and platforms. This contract is estimated to replace roughly 140 units approximating $106 million. We look forward to seeing incremental improvement in this segment’s performance as the year progresses due to actions taken in the first quarter and supported by valued customer relationships like the one with the City of Chicago.”

Commercial Segment

Commercial segment net sales were $140.7 million for the first quarter 2019, an increase of $8.5 million, or 6.4 percent, from $132.2 million for the first quarter of 2018. This increase was primarily the result of higher sales of certain bus products and terminal trucks. The increase in bus sales was due to shipments under our previously announced paratransit bus contract with New York City Transit. Transit bus shipments relating to our LA County contract are expected to begin in the second quarter. Commercial backlog at the end of the first quarter was $427.5 million, an increase of 12.1 percent compared to $381.4 million at the end of fiscal year 2018.

First quarter 2019 Commercial segment Adjusted EBITDA increased to $5.0 million, compared to $4.5 million in the first quarter 2018. The increase was primarily due to the higher bus sales volume. First quarter 2019 Commercial Adjusted EBITDA margin was 3.6 percent of net sales compared to 3.4 percent in the first quarter 2018.

Mr. Sullivan commented, “We are pleased with the sales growth in the Commercial segment and are encouraged by the improved performance and strong demand across nearly all of the segment’s product categories. We continue to maintain strong market share across our product categories within the Commercial segment and are seeing increasing levels of bid activity from multiple municipalities and contractors, which bode well for a stronger year in fiscal 2019.”

Recreation Segment

Recreation segment net sales were $176.3 million for the first quarter 2019, an increase of $9.0 million, or 5.4 percent, from $167.3 million for the first quarter 2018. Recreation segment sales growth was primarily due to higher sales of our Super C and Class B RV’s as well as a full quarter of Lance towable and camper sales, partially offset by a reduction in Class A sales. Excluding the impact of net sales from Lance, which was acquired late in the first quarter 2018, Recreation segment net sales decreased $7.8 million in the first quarter 2019 compared to the first quarter 2018. Recreation segment backlog at the end of the first quarter 2019 was $225.2 million, which was down 22.5 percent from $290.7 million at the end of fiscal year 2018. This decrease in backlog is reflective of the softer Class A RV market, somewhat offset by growth in our Class B and Super C’s.

First quarter 2019 Recreation segment Adjusted EBITDA increased to $9.1 million, compared to $8.1 million for the first quarter 2018. First quarter 2019 Adjusted EBITDA margin grew 40 basis points to 5.2 percent of net sales compared to 4.8 percent in the first quarter 2018. The expansion in profitability was attributable to higher sales volumes, higher margin product mix and benefit from the acquisition of Lance. Excluding the impact of Lance, Recreation segment Adjusted EBITDA in the first quarter 2019 was flat compared to the first quarter 2018.

Mr. Sullivan commented, “We continue to see strength in our Recreation segment, particularly, in our Class B and Super C’s. Our efforts to realign our Class A product line have progressed nicely. The Class B market remains strong and we believe we are well positioned to capture share in the market. Although we have recently seen the RV market soften in certain categories, we continue to believe our focus on new product introductions with attractive features and price points should enable us to outperform the industry. We are confident that our first-class brands and ongoing performance improvements in this segment will support continued growth in profitability in this segment in fiscal year 2019.”

Working Capital, Liquidity and Cash Flow

Net working capital2 for the Company as of January 31, 2019 was $450.3 million compared to $415.3 million as of October 31, 2018. The increase in working capital was primarily due to the normal seasonal increase in inventory compared to the prior year-end.

Cash and equivalents totaled $13.5 million at January 31, 2019. Total debt at January 31, 2019 was $471.7 million (net of deferred financing costs) and as a result, the Company had $86.2 million available under its ABL revolving credit facility. Capital expenditures in the first quarter 2019 were $6.3 million compared to $13.6 million in the first quarter 2018.

Net cash used in operating activities in the first quarter 2019 was $39.4 million, compared to $72.4 million in the first quarter 2018. The reduction in cash used in operating activities over the prior year quarter was related to our focus on efficient management of net working capital. Although inventory was up over prior quarter, the magnitude of the normal seasonal build was smaller than the comparable period in the prior year.

Fiscal 2019 Full Year Outlook

Mr. Sullivan concluded, “First quarter results were in-line with our expectations for the most part and our view of end market demand and macro conditions remains consistent. Therefore, we are reaffirming our prior full year guidance and are still expecting fiscal year 2019 revenues of $2.4 to $2.6 billion, Adjusted EBITDA of $150 to $170 million, net income of $43 to $63 million, and Adjusted Net Income of $66 to $84 million.”

Quarterly Dividend

Our board of directors declared the regular quarterly dividend for our first quarter 2019, payable on May 30, 2019, to holders of record on April 30, 2019, in the amount of $0.05 per share of common stock, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Conference Call

REV Group, Inc. will host a conference call to discuss its first quarter 2019 results and outlook on March 7th at 11:00 a.m. EST. A supplemental earnings slide deck will be available tomorrow morning on the REV Group, Inc.

[2]	Net Working capital is defined as current assets (excluding cash) less current liabilities (excluding current portion of long-term debt).

investor relations website prior to the call. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group, Inc. (NYSE: REVG) is a leading designer, manufacturer and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base primarily in the United States through three segments: Fire & Emergency, Commercial and Recreation. We provide customized vehicle solutions for applications including: essential needs (ambulances, fire apparatus, school buses and municipal transit buses), industrial and commercial (terminal trucks, cut-away buses and street sweepers) and consumer leisure (recreational vehicles (“RVs”), travel trailers and luxury buses). Our brand portfolio consists of 29 well-established principal vehicle brands including many of the most recognizable names within our served markets. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years.

Note Regarding Non-GAAP Measures

REV Group reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of REV Group’s ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which REV Group believes are not indicative of its underlying operating performance. Adjusted Net Income represents net income, as adjusted for certain items described below that we believe are not indicative of our ongoing operating performance.

REV Group believes that the use of Adjusted EBITDA and Adjusted Net Income provides additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. See the Appendix to this presentation (and our other filings with the SEC) for reconciliations of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s annual report on Form 10-K, and in the Company’s subsequent quarterly reports on Form 10-Q, together with the Company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The Company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

Investors-REVG

Contact

Sandy Bugbee

VP, Treasurer and Investor Relations

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	(Unaudited)
	January 31,	October 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$13.5	$11.9
Accounts receivable, net	225.0	266.9
Inventories, net	529.8	514.0
Other current assets	25.5	24.0
Assets held for sale	19.8	26.3

Total current assets	813.6	843.1
Property, plant and equipment, net	214.0	214.3
Goodwill	159.8	161.8
Intangibles assets, net	172.2	174.6
Other long-term assets	15.0	14.3

Total assets	$1,374.6	$1,408.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1.3	$1.3
Accounts payable	163.9	218.1
Customer advances	112.0	117.8
Accrued warranty	18.1	19.0
Other current liabilities	49.9	55.5
Liabilities held for sale	5.9	5.5

Total current liabilities	351.1	417.2
Long-term debt, less current maturities	470.4	420.6
Deferred income taxes	22.8	19.9
Other long-term liabilities	14.2	18.0

Total liabilities	858.5	875.7
Commitments and contingencies
Shareholders’ equity	516.1	532.4

Total liabilities and shareholders’ equity	$1,374.6	$1,408.1

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except shares and per share amounts)

	Three Months Ended
	January 31, 2019	January 31, 2018
Net sales	$518.7	$514.9
Cost of sales	472.4	462.3

Gross profit	46.3	52.6
Operating expenses:
Selling, general and administrative	47.8	41.1
Research and development costs	1.3	1.7
Amortization of intangible assets	4.6	4.7
Restructuring	1.1	4.1
Impairment charges	2.7	—

Total operating expenses	57.5	51.6

Operating (loss) income	(11.2)	1.0
Interest expense, net	7.8	5.4

Loss before benefit for income taxes	(19.0)	(4.4)
Benefit for income taxes	(4.4)	(13.8)

Net (loss) income	$(14.6)	$9.4

(Loss) income per common share:
Basic	$(0.23)	$0.15
Diluted	$(0.23)	$0.14
Dividends declared per common share	$0.05	$0.05
Adjusted (loss) income per common share:
Basic	$(0.05)	$0.15
Diluted	$(0.05)	$0.15
Weighted Average Shares Outstanding:
Basic	63,023,076	64,287,052
Diluted	63,023,076	66,496,919

REV GROUP, INC.

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Three Months Ended
	January 31, 2019	January 31, 2018
Cash flows from operating activities:
Net (loss) income	$(14.6)	$9.4
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	12.4	11.0
Amortization of debt issuance costs	0.4	0.4
Stock-based compensation expense	1.4	1.8
Deferred income taxes	2.9	(10.4)
Gain on disposal of property, plant and equipment	(0.3)	(1.6)
Impairment charges	2.7	—
Changes in operating assets and liabilities, net of effects of business acquisitions	(44.3)	(83.0)

Net cash used in operating activities	(39.4)	(72.4)
Cash flows from investing activities:
Purchase of property, plant and equipment	(6.3)	(13.6)
Purchase of rental fleet vehicles	(3.0)	(5.3)
Proceeds from sale of property, plant and equipment	2.1	3.9
Acquisition of businesses, net of cash acquired	—	(57.9)

Net cash used in investing activities	(7.2)	(72.9)
Cash flows from financing activities:
Net proceeds from borrowings under revolving credit facility	51.2	142.3
Payment of dividends	(3.1)	(3.2)
Other financing activities	0.1	1.1

Net cash provided by financing activities	48.2	140.2

Net increase (decrease) in cash and cash equivalents	1.6	(5.1)
Cash and cash equivalents, beginning of period	11.9	17.8

Cash and cash equivalents, end of period	$13.5	$12.7

REV GROUP, INC.

SEGMENT INFORMATION

(Unaudited; in millions)

		Three Months Ended
		January 31, 2019	January 31, 2018
Net Sales:
Fire & Emergency		$204.1	$215.3
Commercial		140.7	132.2
Recreation		176.3	167.3
Corporate & Other		(2.4)	0.1

Total Company Net Sales		$518.7	$514.9

Adjusted EBITDA:
Fire & Emergency		$8.4	$18.2
Commercial		5.0	4.5
Recreation		9.1	8.1
Corporate & Other		(10.2)	(9.5)

Total Company Adjusted EBITDA		$12.3	$21.3

Adjusted EBITDA Margin:
Fire & Emergency		4.1%	8.5%
Commercial		3.6%	3.4%
Recreation		5.2%	4.8%
Corporate & Other		n/m	n/m
Total Company Adjusted EBITDA Margin		2.4%	4.1%

Period-End Backlog:	January 31, 2019	October 31, 2018	January 31, 2018
Fire & Emergency	$738.2	$707.5	$622.3
Commercial	427.5	381.4	337.8
Recreation	225.2	290.7	281.8

Total Company Backlog	$1,390.9	$1,379.6	$1,241.9

REV GROUP, INC.

ADJUSTED EBITDA BY SEGMENT

(Unaudited; dollars in millions)

	Three Months Ended January 31, 2019
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$3.8	$(2.3)	$4.0	$(20.1)	$(14.6)
Depreciation & amortization	3.4	2.5	4.0	2.3	12.2
Interest expense, net	0.9	0.5	0.1	6.3	7.8
Benefit for income taxes	—	—	—	(4.4)	(4.4)

EBITDA	8.1	0.7	8.1	(15.9)	1.0
Transaction expenses	0.1	—	—	0.1	0.2
Sponsor expense reimbursement	—	—	—	0.5	0.5
Restructuring costs	—	0.1	1.0	—	1.1
Stock-based compensation expense	—	—	—	1.4	1.4
Legal matters	—	—	—	2.1	2.1
Impairment charges	—	2.7	—	—	2.7
Losses attributable to assets held for sale	0.2	1.5	—	—	1.7
Deferred purchase price payment	—	—	—	1.6	1.6

Adjusted EBITDA	$8.4	$5.0	$9.1	$(10.2)	$12.3

	Three Months Ended January 31, 2018
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net Income (loss)	$11.6	$0.5	$2.9	$(5.6)	$9.4
Depreciation & amortization	4.5	2.8	2.9	0.8	11.0
Interest expense, net	1.0	0.6	0.1	3.7	5.4
Benefit for income taxes	—	—	—	(13.8)	(13.8)

EBITDA	17.1	3.9	5.9	(14.9)	12.0
Transaction expenses	0.2	—	—	1.3	1.5
Sponsor expense reimbursement	—	—	—	0.2	0.2
Restructuring costs	0.2	—	2.2	1.7	4.1
Stock-based compensation expense	—	—	—	1.8	1.8
Non-cash purchase accounting expense	0.3	0.3	—	—	0.6
Legal matters	0.4	0.3	—	—	0.7
Deferred purchase price payment	—	—	—	0.4	0.4

Adjusted EBITDA	$18.2	$4.5	$8.1	$(9.5)	$21.3

REV GROUP, INC.

ADJUSTED NET (LOSS) INCOME

(Unaudited; in millions)

	Three Months Ended
	January 31, 2019	January 31, 2018
Net (loss) income	$(14.6)	$9.4
Amortization of Intangible Assets	4.6	4.8
Transaction Expenses	0.2	1.5
Sponsor Expense Reimbursement	0.5	0.2
Restructuring Costs	1.1	4.1
Stock-based Compensation Expense	1.4	1.8
Non-cash Purchase Accounting Expense	—	0.6
Legal Matters	2.1	0.7
Impairment Charges	2.7	—
Losses attributable to assets held for sale	1.7	—
Deferred Purchase Price Payment	1.6	0.4
Impact of Tax Rate Change	—	(10.4)
Income Tax Effect of Adjustments	(4.2)	(3.3)

Adjusted Net (Loss) Income	$(2.9)	$9.8

REV GROUP, INC.

ADJUSTED EBITDA OUTLOOK RECONCILIATION

(Dollars in millions)

	Fiscal Year 2019
	Low	High
Net Income	$43.0	$63.0
Depreciation and Amortization	46.5	44.0
Interest Expense, net	30.0	28.0
Income Tax Expense	14.0	21.5

EBITDA	133.5	156.5
Stock-based Compensation Expense	6.0	5.0
Income Attributable to Assets Held for Sale	—	(0.5)
Legal Matters	3.0	2.5
Impairment Charges	3.0	2.5
Sponsor Expense Reimbursement	1.0	0.5
Deferred Purchase Price Payout	3.5	3.5

Adjusted EBITDA	$150.0	$170.0

REV GROUP, INC.

ADJUSTED NET INCOME OUTLOOK RECONCILIATION

(Dollars in millions)

	Fiscal Year 2019
	Low	High
Net Income	$43.0	$63.0
Amortization of Intangible Assets	17.5	18.0
Stock-based Compensation Expense	6.0	5.0
Income Attributable to Assets Held for Sale	—	(0.5)
Legal Matters	3.0	2.5
Impairment Charges	3.0	2.5
Sponsor Expense Reimbursement	1.0	0.5
Deferred Purchase Price Payout	3.5	3.5
Income Tax Effect of Adjustments	(11.0)	(10.5)

Adjusted Net Income	$66.0	$84.0